Exhibit 99.1

ConocoPhillips Reports First-Quarter 2016 Results; Announces Revised 2016 Capital Expenditures Guidance

HOUSTON – (BUSINESS WIRE) - - April 28, 2016 - - ConocoPhillips (NYSE: COP) today reported a first-quarter 2016 net loss of $1.5 billion, or ($1.18) per share, compared with first-quarter 2015 earnings of $272 million, or $0.22 per share. Excluding special items, first-quarter 2016 adjusted earnings were a net loss of $1.2 billion, or ($0.95) per share, compared with a first-quarter 2015 adjusted net loss of $222 million, or ($0.18) per share. Special items for the current quarter were related to non-cash impairments in the Gulf of Mexico and United Kingdom and pension settlement expense.

Summary

●	Achieved first-quarter production of 1,578 MBOED.
●	Lowered operating costs by more than 20 percent year over year.
●	Reduced 2016 capital expenditures guidance from $6.4 billion to $5.7 billion.
●	Raised $4.6 billion of low-cost debt and ended the quarter with $5.2 billion of cash and short-term investments.
●	Loaded 11 cargoes from APLNG Train 1 in Australia; on track for first cargo from Train 2 in the fourth quarter of 2016.
●	Continue to progress toward first production at Foster Creek Phase G and Christina Lake Phase F in Canada and Alder in Europe in 2016.

“We continue to safely deliver on our operational targets while taking steps to manage through this period of low prices,” said Ryan Lance, chairman and chief executive officer. “During the quarter, we took actions to conserve cash, improve liquidity and position the company for strong performance as prices improve. We reduced our dividend, further reduced our 2016 capital expenditures guidance, raised low-cost debt and continued to improve our cost structure. These actions, in combination with ongoing strong execution of the business, allow us to deliver on our value proposition, which recognizes the importance of distributions to shareholders, disciplined capital allocation, a focus on returns and a strong investment-grade balance sheet. As challenging as this price downturn has been, we are a much stronger company for the long term.”

First-Quarter Review

Production for the first quarter of 2016 was 1,578 thousand barrels of oil equivalent per day (MBOED), a decrease of 32 MBOED compared with the same period a year ago. Normal field decline and impacts from dispositions exceeded growth from major projects and development programs, improved well performance, and the impact of lower prices on royalties and production sharing contracts. When adjusted for 66 MBOED from dispositions and downtime, production increased 34 MBOED, or 2 percent.

During the quarter, APLNG loaded 11 cargoes from Train 1 in Australia. Lower 48 transitioned from 13 operated rigs at year-end 2015 to three operated rigs in April. Drilling continued at CD5 and Drill Site 2S in Alaska with production continuing to ramp up from both projects. In the Gulf of Mexico, the Melmar exploration well was plugged and abandoned as a dry hole. The exploration and appraisal program continues in Senegal.

Adjusted earnings were lower compared with first-quarter 2015 primarily due to lower realized prices, partially offset by lower operating costs. The company’s total realized price was $22.94 per barrel of oil equivalent (BOE), compared with $36.92 per BOE in the first quarter of 2015, reflecting lower average realized prices across all commodities.

Operating costs for the quarter were $1.69 billion compared with $2.13 billion in the first quarter of 2015. Adjusted for $0.12 billion pre-tax of 2016 special items from pension settlement expense and inventory write-downs in the Gulf of Mexico, as well as $0.1 billion pre-tax from restructuring costs in 2015, operating costs were reduced by 23 percent, or $0.46 billion, compared with first-quarter 2015.

For the quarter, cash provided by operating activities was $0.4 billion. Excluding a $0.3 billion change in operating working capital, ConocoPhillips generated $0.7 billion in cash from operations. In addition, the company funded $1.8 billion in capital expenditures and investments, received proceeds from asset dispositions of $0.1 billion, paid dividends of $0.3 billion, and increased debt by $4.5 billion.

Outlook

The company has reduced its 2016 capital expenditures guidance from $6.4 billion to $5.7 billion, primarily driven by reduced deepwater exploration activity, deferrals and lower costs across the portfolio.

The company expects to meet its previously stated full-year 2016 production guidance of approximately 1,525 MBOED, in line with 2015 production adjusted for 64 MBOED for the full-year impact of 2015 dispositions. Second-quarter 2016 production guidance is 1,500 to 1,540 MBOED, which reflects significant planned turnaround activity during the quarter.

The company’s other guidance items remain unchanged, with 2016 operating costs of $7.0 billion; corporate segment net expense of $1.0 billion; depreciation, depletion and amortization of $8.5 billion; and exploration dry hole and leasehold impairment expense of $0.8 billion. Guidance excludes any special items.

ConocoPhillips will host a conference call today at 12:00 p.m. EDT to discuss this announcement. To listen to the call, as well as view related presentation materials and supplemental information, go to www.conocophillips.com/investor.
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About ConocoPhillips

ConocoPhillips is the world’s largest independent E&P company based on production and proved reserves. Headquartered in Houston, Texas, ConocoPhillips had operations and activities in 21 countries, $20 billion in annualized revenue, $100 billion of total assets, and approximately 15,600 employees as of March 31, 2016. Production, excluding Libya, averaged 1,578 MBOED for the three months ended March 31, 2016, and proved reserves were 8.2 billion BOE as of Dec. 31, 2015. For more information, go to www.conocophillips.com.

CAUTIONARY STATEMENT FOR THE PURPOSES OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This news release contains forward-looking statements. Forward-looking statements relate to future events and anticipated results of operations, business strategies, and other aspects of our operations or operating results. In many cases you can identify forward-looking statements by terminology such as "anticipate," "estimate," "believe," "continue," "could," "intend," "may," "plan," "potential," "predict," "should," "will," "expect," "objective," "projection," "forecast," "goal," "guidance," "outlook," "effort," "target" and other similar words. However, the absence of these words does not mean that the statements are not forward-looking. Where, in any forward-looking statement, the company expresses an expectation or belief as to future results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, there can be no assurance that such expectation or belief will result or be achieved. The actual results of operations can and will be affected by a variety of risks and other matters including, but not limited to, changes in commodity prices; changes in expected levels of oil and gas reserves or production; operating hazards, drilling risks, unsuccessful exploratory activities; difficulties in developing new products and manufacturing processes; unexpected cost increases; international monetary conditions; potential liability for remedial actions under existing or future environmental regulations; potential liability resulting from pending or future litigation; limited access to capital or significantly higher cost of capital related to illiquidity or uncertainty in the domestic or international financial markets; and general domestic and international economic and political conditions; as well as changes in tax, environmental and other laws applicable to our business. Other factors that could cause actual results to differ materially from those described in the forward-looking statements include other economic, business, competitive and/or regulatory factors affecting our business generally as set forth in our filings with the Securities and Exchange Commission. Unless legally required, ConocoPhillips undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information – This news release includes the terms adjusted earnings, adjusted earnings per share, operating costs, and liquidity. These are non-GAAP financial measures. These terms are included to help facilitate comparisons of company operating performance across periods and with peer companies. Operating costs represent controllable costs and include production and operating expenses, selling, general and administrative expenses and exploration expenses excluding dry holes and leasehold impairments. Liquidity includes available borrowing capacity under our revolving credit facility of $6.75 billion, of which $6 billion was available, ending cash and cash equivalents of $4.9 billion, and short-term investments of $0.3 billion less $0.5 billion of certain cash required for operations. Liquidity is used to provide additional information regarding the Company’s access to cash, both immediately and over a short-term time horizon.

References in the release to earnings refer to net income/(loss) attributable to ConocoPhillips.

ConocoPhillips
Reconciliation of Earnings to Adjusted Earnings
$ Millions, Except as Indicated
	1Q
	2016	2015
Earnings	$(1,469)	272
Adjustments:
Impairments	232	-
Pension settlement expense	58	-
International tax law changes	-	(555)
Restructuring	-	61
Adjusted earnings / (loss)	$(1,179)	(222)

Earnings (loss) per share of common stock (dollars)	$(1.18)	0.22

Adjusted earnings / (loss) per share of common stock (dollars)	$(0.95)	(0.18)

CONTACT:
ConocoPhillips
Daren Beaudo, 281-293-2073 (media)
daren.beaudo@conocophillips.com
or
Sidney J. Bassett, 281-293-5000 (investors)
sid.bassett@conocophillips.com
or
Vladimir R. dela Cruz, 281-293-5000 (investors)
v.r.delacruz@conocophillips.com